UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

WESTMORELAND COAL COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200, Englewood, CO		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 922-6463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2015, Westmoreland Coal Company (the “Company”) announced the retirement of Keith E. Alessi as Chief Executive Officer of the Company and his transition to the strategic role of CEO-Emeritus, each of which would become effective as of December 31, 2015, and the appointments of Kevin A. Paprzycki, to serve as Chief Executive Officer of the Company, John A. Schadan, to serve as President and Chief Operating Officer of the Company, and Jason Veenstra, to serve as Chief Financial Officer of the Company, each of which appointments would become effective as of January 1, 2016 (the “Executive Transitions”). On November 12, 2015, the Company announced Mr. Paprzycki’s election to the Company’s board of directors (the “Board”) and the acceleration of the Executive Transitions, each to become effective as of December 1, 2015.

On November 16, 2015, the Compensation and Benefits Committee of the Board (the “Committee”) approved the compensation package for Mr. Schadan as President and Chief Operating Officer, which will consist of $350,000 in base salary, a target of 100% of the amount of base salary for achieving the prescribed goals under the Company’s annual incentive plan (“AIP”), and a target of 200% of the amount of base salary for achieving the prescribed goals under the Company’s long-term incentive plan (“LTIP”). On the same date, the Committee approved the compensation package for Mr. Veenstra as Chief Financial Officer, which will consist of $300,000 in base salary, a target of 50% of the amount of base salary for achieving the prescribed goals under the AIP, and a target of 100% of the amount of base salary for achieving the prescribed goals under the LTIP.

On November 19, 2015, the Committee recommended to the Board a compensation package for Mr. Paprzycki as Chief Executive Officer, which the Board approved. The compensation package for Mr. Paprzycki will consist of $500,000 in base salary, a target of 100% of the amount of base salary for achieving the prescribed goals under the AIP, and a target of 200% of the amount of base salary for achieving the prescribed goals under the LTIP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: November 20, 2015	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton SVP, Chief Administrative Officer and Secretary